Contact:

Robert W. Pangia

Chief Executive Officer

Highlands Acquisition Corp.

(201) 573-8400

rpangia@highlandscorp.com

FOR IMMEDIATE RELEASE

HIGHLANDS ACQUISITION CORP.

ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

New York, New York, October 15, 2007 – Highlands Acquisition Corp.(AMEX: HIA.U), (the “Company”) announced today that the underwriters for the Company’s initial public offering have exercised in full their over-allotment option relating to the Company’s initial public offering. As a result, the Company sold an additional 1,800,000 units with each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The 1,800,000 units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating total gross proceeds of $18,000,000. Of this amount, $17,280,000 (or approximately $9.60 per unit) has been placed in trust, including $540,000 of deferred underwriters discounts and commissions.

A registration statement relating to the units was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Highlands Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220.

About Highlands Acquisition Corp.

Highlands Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although it initially intends to focus its search for a target business in the healthcare industry.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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